Exhibit 99.1

HOME POINT FINANCIAL TO ACQUIRE STONEGATE MORTGAGE CORPORATION

All-cash transaction valued at approximately $211 million

Stonegate Mortgage shareholders to receive $8.00 per share in cash

Ann Arbor, MI., and Indianapolis, IN., Jan. 27, 2017 – Home Point Financial Corporation (“Home Point”) and Stonegate Mortgage Corporation (NYSE: SGM) (“Stonegate Mortgage”) today announced that they have entered into a definitive agreement for Home Point to acquire Stonegate Mortgage in an all-cash transaction valued at approximately $211 million. On a pro forma basis, the acquisition would position Home Point as a top-25 mortgage originator and servicer.

Under the terms of the agreement, Stonegate Mortgage’s stockholders will receive $8.00 per share. The per share price represents a premium of approximately 61 percent over Stonegate Mortgage’s 90-day volume weighted average price on January 26, 2017, and a 34 percent premium over Stonegate Mortgage’s closing price per share on January 26, 2017.

“We are very excited about the opportunity to work together with the Stonegate Mortgage team to accelerate the build out of Home Point Financial,” said Willie Newman, Home Point’s Chief Executive Officer. “The combined business will have full national coverage across all channels of mortgage origination, as well as vertical integration across the mortgage value chain. Most important, the talent and experience of the combined team will give us the ability to fulfill Home Point’s vision of being a leader in mortgage banking and financial services.”

Jim Smith, Chief Executive Officer of Stonegate Mortgage, commented, “The combination of Stonegate Mortgage and Home Point Financial creates an exciting opportunity for our company, our associates and our customers. We look forward to joining forces with the Home Point Financial team and building a best in class mortgage origination and servicing platform focused on delivering value to our customers.”

Additional Transaction Details

Stonegate Mortgage’s board of directors unanimously approved the transaction following a comprehensive review of the transaction and strategic alternatives. The transaction is subject to certain customary closing conditions, including, among other things, approval by Stonegate Mortgage’s stockholders and regulatory approvals. The transaction is expected to close by the end of the second quarter of 2017.

Certain stockholders, directors and executive officers of Stonegate Mortgage with the power to vote approximately 36 percent of Stonegate Mortgage’s outstanding common stock have entered into voting and support agreements with Home Point to vote in favor of, and otherwise support, the transaction.

Houlihan Lokey acted as financial advisor to Home Point, and Kirkland & Ellis LLP acted as legal counsel to Home Point.

Barclays and FBR Capital Markets & Co. acted as financial advisors to Stonegate Mortgage, and Sullivan & Cromwell LLP acted as legal counsel to Stonegate Mortgage.

Tax Asset Protection Plan

In connection with the transaction, Stonegate Mortgage additionally announced today that its Board of Directors has adopted a Tax Asset Protection Plan (the “Plan”), which is designed to protect Stonegate Mortgage’s tax assets during the period prior to the closing of the proposed merger between Stonegate Mortgage and Home Point (the “Proposed Merger”). This Plan is similar to tax benefit protection plans adopted by other public companies with significant tax attributes. As of September 30, 2016, Stonegate Mortgage had U.S. federal net operating loss carryforwards of approximately $163.5 million.

Home Point’s ability to use the tax attributes of Stonegate Mortgage may be significantly limited if there were an “ownership change” (as defined under Section 382 of the Internal Revenue Code) prior to the closing of the Proposed Merger. In general, an ownership change occurs if there is a cumulative change in the ownership of Stonegate Mortgage by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period.

As part of the Plan, the Stonegate Mortgage Board of Directors today declared a dividend of one preferred share purchase right for each outstanding share of Stonegate Mortgage’s common stock. The rights will be distributable to stockholders of record as of February 6, 2017, as well as to holders of Stonegate Mortgage’s common stock issued after that date.

The Plan is designed to reduce the likelihood that Stonegate Mortgage will experience an ownership change prior to the closing of the Proposed Merger by discouraging any person from acquiring beneficial ownership of 4.9 percent or more of Stonegate Mortgage’s outstanding common stock.

Existing stockholders holding 4.9 percent or more of Stonegate Mortgage’s outstanding shares of common stock are exempt from the provisions of the Plan unless they make additional purchases. Stonegate Mortgage’s Board of Directors also has the discretion under certain circumstances to exempt acquisitions of Stonegate Mortgage’s securities from the provisions of the Plan and can redeem the rights issued pursuant to the Plan. The issuance of the rights will not affect Stonegate Mortgage’s reported earnings per share and is not taxable to Stonegate Mortgage or its stockholders.

Additional information regarding the Plan will be contained in a Form 8-K and in a Registration Statement on Form 8-A that Stonegate Mortgage is filing with the Securities and Exchange Commission.

About Stonegate Mortgage

Founded in 2005, Stonegate Mortgage Corporation is a leading, publicly traded, mortgage company that originates, finances and services agency and non-agency residential mortgages through its network of retail offices and approved third party originators. Stonegate Mortgage also provides financing through its fully integrated warehouse lending platform, NattyMac. Stonegate Mortgage’s operational excellence, financial strength, dedication to customer service and commitment to technology have positioned the firm as a leading provider in the housing finance market. For further information about Stonegate Mortgage Corporation, please visit www.stonegatemtg.com.

About Home Point Financial

Home Point Financial is a national multi-channel mortgage originator and servicer. With the goal of providing a superior customer experience, Home Point has an innovative approach to lending focusing on speed, quality and consistency for customers and partners. Home Point’s operating philosophy is defined by the simple but very impactful statement – “We Care”.

Located in Ann Arbor, MI, Home Point Financial is a subsidiary of Home Point Capital LP, a financial services holding company founded in 2014 and owned by members of management and by investment funds managed by Stone Point Capital LLC. For further information about Home Point Financial, please visit www.homepointfinancial.com.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the Proposed Merger. In connection with the Proposed Merger, Stonegate Mortgage intends to file with the SEC and furnish to its stockholders a proxy statement on Schedule 14A and file other relevant materials. INVESTORS AND STOCKHOLDERS OF STONEGATE MORTGAGE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING STONEGATE MORTGAGE’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and stockholders will be able to obtain copies of the documents, when filed, free of charge at the SEC’s website (http://www.sec.gov). Investors and stockholders may also obtain copies of documents filed by Stonegate Mortgage with the SEC by writing to Stonegate Mortgage Corporation, Attention: Secretary, 9190 Priority Way West Drive, Suite 300, Indianapolis, IN 46240, United States, or by visiting Stonegate Mortgage’s website (www.stonegatemtg.com).

Participants in Solicitation

Stonegate Mortgage and its directors, executive officers and other members of management and employees may be deemed to be “participants” in the solicitation of proxies from the holders of Stonegate Mortgage common stock in connection with the Proposed Merger. Information about Stonegate Mortgage’s directors and executive officers is available in Stonegate Mortgage’s proxy statement for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on May 19, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the Proposed Merger when they become available. Investors and stockholders should read the proxy statement carefully when it becomes available before making any investment or voting decisions.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are intended to be protected by the safe harbor provided therein. We generally identify forward-looking statements, particularly those statements regarding the benefits of the Proposed Merger, the anticipated timing of the transaction and the business of each company, by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects,” “strategy,” “future,” “opportunity,” “will likely result” or the negative version of those words or other comparable words. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, you are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements in this press release, including, but not limited to: the risk that the Proposed Merger may not be completed in a timely manner or at all, which may adversely affect Stonegate Mortgage’s business and the price of Stonegate Mortgage common stock; required governmental approvals of the Proposed Merger may not be obtained or may not be obtained on the terms expected or on the anticipated schedule; Stonegate Mortgage’s stockholders may fail to approve the Proposed Merger; the parties to the Merger Agreement may fail to satisfy other conditions to the completion of the Proposed Merger, or may not be able to meet expectations regarding the timing and completion of the Proposed Merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Proposed Merger on Stonegate Mortgage’s business relationships, operating results, and business generally; risks that the Proposed Merger disrupts current plans and operations of Stonegate Mortgage and potential difficulties in Stonegate Mortgage’s employee retention as a result of the Proposed Merger; risks related to diverting management’s attention from Stonegate Mortgage’s ongoing business operations; the outcome of any legal proceedings that may be instituted against Stonegate Mortgage related to the Merger Agreement or the Proposed Merger; the unexpected amount of the costs, fees, expenses and other charges related to the Proposed Merger; the impact of changes in interest rates; and political instability. For additional factors that could materially affect our financial results and our business generally, please refer to Stonegate Mortgage’s filings with the SEC, including but not limited to, the factors, uncertainties and risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Stonegate Mortgage undertakes no obligation to revise these statements following the date of this press release, except as required by law.

For inquiries, please contact:

Home Point Financial:

Matt Goodman

Email: information@homepointfinancial.com

Stonegate Mortgage:

Michael McFadden

Email: michael.mcfadden@stonegatemtg.com

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